AMENDMENT NUMBER THIRTY-ONE
TO
SUB-ADMINISTRATION AGREEMENT

THIS AMENDMENT NUMBER THIRTY-ONE TO SUB-ADMINISTRATION AGREEMENT (this “Amendment”) is entered into as of the 24TH day of February, 2017 (“Amendment Effective Date”) by and between Global X Management Company LLC, a Delaware limited liability company (“GXMC”), and SEI Investments Global Funds Services, a Delaware statutory trust (the “Sub-Administrator”).
WHEREAS, GXMC serves as investment adviser and administrator to Global X Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended;
WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th day of November, 2008, as amended, pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trust (the “Agreement”); and
WHEREAS, GXMC and the Sub-Administrator desire to further amend the Agreement on the terms and subject to the conditions provided herein.
NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Section 9.01 (Term and Renewal). Section 9.01 (Term and Renewal) is hereby deleted in its entirety and replaced as follows:
9.01     Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect through and until February 28, 2021 (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least one hundred and eighty (180) days prior to the last day of the then current term to each other party hereto.

2.	New Section 9.02.04. A new Section 9.02.04 is hereby added to the Agreement as follows:

9.02.04
Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring or re-organization involving a Fund or any affiliate (as defined in the 1940 Act) of a Fund that causes such Fund to cease to use the Administrator as a provider of the Services in favor of another service provider prior to the expiration of the then current term of this Agreement (a “Change of Control Event”), the Administrator shall use reasonable efforts to facilitate the deconversion of the Funds to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion shall happen as of any particular date.  In connection with the foregoing and prior to the effective date of such Change of Control Event, the deconverting Funds shall (1) provide the Administrator at least one hundred eighty (180) days’ written notice of the Change of Control Event (a “Change of Control Notice”); (2) pay all fees and other costs as set forth in Schedule III for a period equal to the lesser of: (i) the remainder of the then current term of the Agreement; (ii) or eighteen months from the effective date of the Change of Control Event, in each case, calculated based upon the number of Funds and assets of such effected Funds as of the Change of Control Notice date; and (3) all fees and expenses previously waived by the Administrator at any time during the then current term of the Agreement.  Subject to the foregoing, this Agreement shall terminate effective as of the Change of Control Event.  For the avoidance of doubt, failure to provide the notice prescribed by this Section shall not relieve the effected Fund(s) of their obligation to pay the fees set forth on Schedule III as if proper notice had been provided.

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3.	Schedule I (Funds). Schedule I (Funds) of the Agreement is hereby deleted and replaced in its entirety as set forth in the Schedule I (Funds) attached as Attachment 1 hereto.

4.
Schedule III (Fees). Effective from and after March 1, 2017, Schedule III (Fees) of the Agreement is hereby deleted and replaced in its entirety as set forth in the Schedule III (Fees) attached as Attachment 2 hereto. For the avoidance of doubt, from the Amendment Effective Date through and until March 1, 2017, the fees as set forth in the Agreement prior to this Amendment No. 31 shall continue in full force and effect.

5.
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

6.
Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

7.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: Name: Title:	GLOBAL X MANAGEMENT COMPANY LLC By: Name: Title:

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ATTACHMENT 1

SCHEDULE I
Funds
Global X FTSE Nordic Region ETF
Global X MSCI Norway ETF
Global X MSCI Argentina ETF
Global X MSCI Colombia ETF
Global X MSCI Pakistan ETF
Global X Emerging Africa ETF
Global X China Consumer ETF
Global X China Energy ETF
Global X China Financials ETF
Global X China Industrials ETF
Global X China Materials ETF
Global X NASDAQ China Technology ETF
Global X Copper Miners ETF
Global X Silver Miners ETF
Global X Brazil Consumer ETF
Global X Brazil Industrials ETF
Global X Brazil Materials ETF
Global X Brazil Utilities ETF
Global X Brazil Mid Cap ETF
Global X China Mid Cap ETF
Global X Lithium & Battery Tech ETF
Global X Uranium ETF
Global X Gold Explorers ETF
Global X Next Emerging & Frontier ETF
Global X Southeast Asia ETF
Global X FTSE Andean 40 ETF
Global X Fertilizers/Potash ETF
Global X SuperDividend® ETF
Global X MLP ETF
Global X MLP Natural Gas ETF
Global X MSCI Portugal ETF
Global X FTSE Ukraine Index ETF
Global X MSCI Greece ETF
Global X Hungary Index ETF
Global X Luxembourg ETF
Global X FTSE Morocco 20 Index ETF
Global X Czech Republic Index ETF
Global X Slovakia Index ETF
Global X Kuwait ETF
Global X MSCI Nigeria ETF
Global X FTSE Bangladesh Index ETF
Global X FTSE Sri Lanka Index ETF
Global X Kazakhstan Index ETF
Global X FTSE Frontier Markets ETF

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SCHEDULE I
(CONTINUED)

Global X Central America Index ETF
Global X Central and Northern Europe ETF
Global X Southern Europe ETF
Global X Eastern Europe ETF
Global X Sub-Saharan Africa Index ETF
Global X FTSE Toll Roads & Ports ETF
Global X FTSE Railroads ETF
Global X Land ETF
Global X Cement ETF
Global X Advanced Materials ETF
Global X Social Media Index ETF
Global X Permanent ETF
Global X SuperIncome™ Preferred ETF
Global X SuperDividend® REIT ETF
Global X SuperIncome™ ETF
Global X Risk Parity ETF
Global X Guru® Index ETF
Global X Guru® Value Index ETF
Global X Guru® Activist Index ETF
Global X Junior MLP ETF
Global X SuperDividend® U.S. ETF
Global X MLP & Energy Infrastructure ETF
Global X Guru® International Index ETF
Global X MSCI Saudi Arabia ETF
Global X SuperValue U.S. ETF
Global X SuperValue International ETF
Global X Guru® China Index ETF
Global X Guru® Japan Index ETF
Global X Guru® United Kingdom Index ETF
Global X Guru® India Index ETF
Global X Guru® Brazil Index ETF
Global X FTSE Luxury Consumer ETF
Global X | JPMorgan Efficiente Index ETF
Global X | JPMorgan US Sector Rotator Index ETF
Global X MSCI SuperDividend® Emerging Markets ETF
Global X SuperDividend® Alternatives ETF
Global X Scientific Beta US ETF
Global X Scientific Beta Europe ETF
Global X Scientific Beta Asia ex-Japan ETF
Global X Scientific Beta Japan ETF
Global X Scientific Beta Developed Markets ex-US ETF
Global X Yieldco Index ETF
Global X High Quality Dividend Yield Index ETF
Global X S&P 500® Catholic Values ETF
Global X International High Quality Dividend Yield Index ETF
Global X Internet of Things Thematic ETF
Global X Health & Wellness Thematic ETF
Global X FinTech Thematic ETF
Global X Conscious Companies ETF
Global X Education Thematic ETF
Global X Longevity Thematic ETF

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Global X Millennials Thematic ETF
Global X Scientific Beta Emerging Markets ETF
Global X MSCI SuperDividend® EAFE ETF
Global X Founder-Run Companies ETF
Global X U.S. Infrastructure Development ETF
Global X U.S. Preferred ETF

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ATTACHMENT 2

SCHEDULE III
Fees
Administration and Accounting Fee:

The following fees are due and payable monthly to Sub-Administrator pursuant to Section 8 of the Agreement. GXMC will be charged the greater of the applicable Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.
Asset Based Fees: (assessed monthly in arrears based on the aggregate average daily net assets of the Trust:

Trust Assets	Basis Points
First $5 billion in aggregate net assets of the Trust	__
Next $5 billion in aggregate net assets of the Trust	__
Aggregate net assets of the Trust in excess of $10 billion	__

* Notwithstanding the foregoing, each of the Sub-Administrator and GXMC agree that solely with respect to the [ ]. For the avoidance of doubt, the Asset Based Fees payable to the Sub-Administrator for aggregate net assets of the Trust in excess of $5 billion shall not be subject to any limitation and the fees set forth in the table above shall apply.

For example purposes, [ ].

For further example purposes, [ ]:

1)	[ ]
+

2)	[ ]
+

3)	[ ]

Annual Minimum Fee (calculated and paid on a monthly basis):

Funds	Annual Minimum Fee
Up to the first 20 Funds set forth on Schedule I of this Agreement	__
Each Additional Fund set forth on Schedule I of this Agreement	__

* Notwithstanding [ ].

** [ ].

Out of Pocket Expenses:

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All reasonable out of pocket expenses (i.e., blue sky fees, fulfilment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Sub-Administrator on behalf of the Trust will be billed to GXMC quarterly in arrears.
Change of Terms:
This schedule is based upon regulatory requirements and the Trust’s requirements as set forth in its Trust Materials as of the Effective Date, as well as existing business partners, including without limitation, Brown Brothers Harriman & Co. as the Trust’s custodian and transfer agent. Any material change to any of the foregoing, including but not limited to, a material change in the Trust’s custodian and transfer agent, assets or the investment objective of a Fund will constitute a material change to this Agreement. If such a change occurs, the Sub-Administrator agrees to review the change with representatives of the Trust and GXMC and provide information concerning the feasibility of implementing any additional, different or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional, different or enhanced service.

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